EXHIBIT 99.1


                           [LOGO OF RAMP CORPORATION]
                         Creating Value Through Access

FOR IMMEDIATE RELEASE
December 21, 2004

             American Stock Exchange Accepts Ramp's Compliance Plan

New York, NY - Ramp Corporation [AMEX: RCO] today announced the American Stock Exchange ("AMEX") has accepted its plan of compliance to continue the listing of Ramp on the AMEX and granted the Company an extension of time to March 13, 2006 to regain compliance with the continued listing standards, subject to AMEX's periodic review to ensure the Company's progress is consistent with the plan. Ramp Corporation, through its wholly owned HealthRamp subsidiary, markets the CareGiver and CarePoint suite of technologies.

"The combination of our recent reverse split, and the exchange of our debt for equity, were part of decisive actions we are taking to regain compliance with the AMEX listing standards. We are committed to maintaining our AMEX listing, and believe that these events, in combination with our anticipated business results over the coming 18 months, will allow us to do so," stated Ramp CEO and President, Andrew Brown.

The Company submitted its compliance plan to AMEX on October 21, 2004, and provided additional information to the exchange through December 15, 2004. The Company will be subject to periodic review by AMEX staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continuing listing standards by the end of the extension period could result in the commencement of delisting proceedings by the AMEX. Alternatively, the AMEX may deem the Company in compliance if for a period of 2 consecutive quarters prior to March 13, 2006, the Company is able to demonstrate compliance with the continued listing standards, or an ability to qualify under an original listing standard.

Prior to the Company's submission of its compliance plan, on September 13, 2004, the Company received a written notice from the AMEX informing the Company that it was not in compliance with various subsections of Section 1003 of the AMEX Company Guide. Specifically, the Company is not in compliance of Sections 1003(a)(i) and (ii) of the AMEX rules as a result of stockholder's equity of the Company being less than $2,000,000 and $4,000,000, and losses from continuing operations and/or net losses in two out of three, and three out of four, of its most recent fiscal years, respectively. The Company is also not in compliance with Section 1003(a)(iv) of the AMEX rules whereby, as a result of the Company's substantial sustained losses in relation to its overall operations or its existing financial resources, or its impaired financial condition, it appeared questionable, in the opinion of the AMEX, as to whether the Company

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Page Two/  American Stock Exchange Accepts Ramp's Compliance Plan
           FOR IMMEDIATE RELEASE - December 21, 2004

will be able to continue operations and/or meet its obligations as they mature. Finally, the Company was not in compliance with Section 1003(f)(v) of the AMEX rules as a result of the Company's common stock selling for a substantial period at a low price per share. The notice from AMEX was not a notice of delisting from the AMEX or a notice by AMEX to initiate delisting proceedings.

Ramp Corporation, through its wholly owned HealthRamp subsidiary, markets the CareGiver and CarePoint suite of technologies. CareGiver allows long term care facility staff to easily place orders for drugs, treatments and supplies from a wireless handheld PDA or desktop web browser. CarePoint enables electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. HealthRamp's products enable communication of value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about Ramp can be found at www.Ramp.com.

                                      # # #

Safe Harbor Statement: To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its Internet services and related software, the effectiveness, profitability and the marketability of those services, the ability of the Company to protect its proprietary information and to retain and expand its user base, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.



Contact:
Andrew Brown:  (212) 440-1548

Investor Contact:
Bob Giordano                                Andrea Costa
ROI Group Associates, Inc.                  ROI Group Associates, Inc.
Phone: (212) 495-0200 x10                   Phone: (212) 495-0200 x14
Fax: (212) 495-0746                         Fax: (212) 495-0746